[GRAPHIC OMITTED] [BADGER PAPER LOGO]

For Immediate Release

Contacts:  Badger Paper:                      Figel Murphy:
           William H. Peters, CFO             William Murphy, Partner
           715-582-5203                       312-223-9536

                             Badger Paper Reports A
                Second Quarter Loss But Improved Performance Over
               First Quarter And A New Vice President-Operations


Peshtigo, WI - July 18, 2003 - Badger Paper Mills, Inc. (Nasdaq SmallCap: BPMI), one of the nation's growing leaders in the manufacture of flexible packaging and specialty papers, today reported a loss of $0.56 million ($0.27 per diluted share) in the second quarter of 2003 compared to a loss $1.02 million ($0.50 per diluted share) during the first quarter of 2003. The loss for the quarter can be attributed to high costs for natural gas and pulp combined with pricing pressure, especially in printing and writing paper markets.
     Results from the second quarter ended June 30, 2003 include net sales of $18.63 million compared to net sales of $19.57 million for the year ago quarter. Net loss for the second quarter was $0.56 million ($0.27 per diluted share), compared to net income of $0.48 million ($0.23 per diluted share) for the year ago period.

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Badger Paper Mills, Inc.
Page 2

     After two quarters, the Company incurred a net loss of $1.58 million ($0.78 per diluted share) on net sales of $38.30 million compared to net income of $1.65 million ($0.80 per diluted share) on $37.82 million in net sales for the same period last year. The results for the first two quarters of 2002 include a pre-tax gain on the sale of Company owned land and facilities totaling $1.13 million, ($747,000 gain after taxes).
     "We are certainly not satisfied with operating in a loss position. However, our efforts to increase margins are working as demonstrated by the improvement over the first quarter 2003 results," reported Badger's CEO Ronald Swanson. "The Company has raised prices on certain specialty grades and continued to move its product mix away from commodity grade papers. Our continued focus on our stated strategy of supplying specialty papers combined with our internal cost reduction efforts contributed to the improvement in margins, in spite of significant increases in the cost of pulp and natural gas. The Company's cost for natural gas for the first two quarters of this year is 80% higher than for the same period last year, which has put significant pressure on margins."
     Badger Paper Mills, Inc. also announced the addition of Robert Spannuth as Vice President -Operations. "Mr. Spannuth comes to Badger with strong operational leadership experience. We are excited about the contribution Robert will make to the Company," said Mr. Swanson.

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Badger Paper Mills, Inc.
Page 3

     Badger Paper Mills, Inc. is a growing leader in the manufacture of flexible packaging and specialty papers for customers throughout North America. Badger Paper Mills offers advice and leadership, while developing advanced specialty paper solutions for its customers. Badger adds value for customers through high-quality manufacturing capabilities, inventory management services, just-in-time distribution and a full array of printing services.

Forward-Looking Statements

This release may include one or more forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934 as enacted in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any such statement. The forward-looking statements are subject to the risks and uncertainties, which could cause actual results to differ materially from management expectations. Such risks and uncertainties include but are not limited to:

     o Increased competition from domestic or foreign paper producers, or providers of alternatives to the Company's products, including increases in competitive production capacity and/or weakness in demand for paper products

     o Changes in the price of pulp, the Company's main raw material. The Company purchases all of its pulp on the open market and price changes for pulp have a significant impact on the Company's costs

     o Interruptions in the supply of, or increases and/or changes in the price of energy (principally electricity, natural gas, and fuel oil) that the Company needs in its manufacturing operations

     o Changes in demand for the Company's products due to overall economic activity affecting the rate of consumption of the Company's paper products, growth rates of the end markets for the Company's products, technological or consumer preference changes and acceptance of the Company's products by the markets it serves

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Badger Paper Mills, Inc.
Page 4

Further information about risks and uncertainties discussed above as well as additional material risks related to the Company's business can be found in the Company's Annual Report on Form 10-K for the year 2002 and other filings the Company has made from time to time with the Securities and Exchange Commission.

                             Financial Tables Follow

Badger Paper Mills, Inc.
Interim Report
Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)             For Three Months              For Six Months
                                                              Ended                          Ended
                                                             June 30                        June 30
                                                   ---------------------------   ----------------------------
                                                          2003            2002            2003            2002
                                                          ----            ----            ----            ----

Net Sales                                              $18,636         $19,570         $38,305         $37,820
Cost of Sales                                           17,993          17,222          37,656          33,398
                                                   -----------     -----------    ------------    ------------
     Gross Profit                                          643           2,348             649           4,422
Selling and Administrative Expenses                      1,380           1,544           2,841           2,891
                                                   -----------     -----------    ------------    ------------
     Operating Income                                     (737)            804          (2,192)          1,531
Interest Expense                                          (112)           (100)           (209)           (204)
Gain on Sale of Non Core Assets                              0               0               0           1,131
Other Income (Expense). Net                                  5              27              10              47
                                                   -----------     -----------    ------------    ------------
     Income Before Income Taxes                           (844)            731          (2,391)          2,505
Income Tax Expense                                        (287)            249            (813)            852
                                                   -----------     -----------    ------------    ------------
Net Income                                                (557)            482          (1,578)          1,653
                                                   ===========     ===========    ============    ============

Net Income Per Share - Basic                            ($0.27)          $0.24          ($0.78)          $0.82
     Average Shares Outstanding - Basic              2,032,165       2,025,458       2,031,343       2,025,458
Net Income Per Share - Diluted                          ($0.27)          $0.23          ($0.78)          $0.80
     Average Shares Outstanding - Diluted            2,032,165       2,071,244       2,031,343       2,071,244